Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FOURTH QUARTER ENDED DECEMBER 31, 2015

Company to Host Quarterly Conference Call at 9:00 A.M. on February 18, 2016

St. Petersburg, FL - February 17, 2016: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the fourth quarter ended December 31, 2015.

($ in thousands, except per share and ratios)	Three Months Ended				Year Ended
	December 31,				December 31,
	2015	2014	Change		2015	2014	Change
Gross premiums written	$144,553	$113,767	27.1%		$569,736	$436,753	30.4%
Gross premiums earned	$139,318	$107,610	29.5%		$504,215	$400,695	25.8%
Ceded premiums earned	$(45,863)	$(36,088)	27.1%		$(168,257)	$(135,845)	23.9%
Net premiums earned	$93,455	$71,522	30.7%		$335,958	$264,850	26.8%
Total revenues	$100,027	$76,172	31.3%		$357,569	$280,230	27.6%
Earnings before income tax	$20,351	$17,781	14.5%		$41,860	$64,410	(35.0)%
Net income	$13,802	$11,394	21.1%		$27,358	$41,013	(33.3)%
Net income per diluted share	$0.64	$0.55	16.4%		$1.28	$2.05	(37.6)%
Book value per share					$11.11	$9.75	13.9%
Return on average equity, ttm					12.4%	27.2%	(14.8	) pts
Loss ratio, net[1]	49.3%	44.0%	5.3	pts	54.5%	44.6%	9.9	pts
Expense ratio, net[2]	35.9%	37.6%	(1.7	) pts	39.5%	36.8%	2.7	pts
Combined ratio (CR)[3]	85.2%	81.6%	3.6	pts	94.0%	81.4%	12.6	pts
Effect of current year catastrophe losses on CR	3.2%	(0.2)%	3.4	pts	8.5%	0.3%	8.2	pts
Effect of prior year (favorable) development on CR	(1.1)%	(1.9)%	0.8	pts	(0.7)%	(1.5)%	0.8	pts
Underlying combined ratio[4]	83.1%	83.7%	(0.6	) pts	86.2%	82.6%	3.6	pts

1 Loss ratio, net is calculated as losses and loss adjustment expenses (LAE) relative to net premiums earned.
2 Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and expense ratio, net.
4 Underlying combined ratio, a measure that is not based on U.S. generally accepted accounting principles (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

"2015 was a year when we validated many of the assumptions underlying our strategy and business model," said John Forney, President and CEO of UPC Insurance. "We continued to grow organically and diversify geographically, with year-end policies in force up over 37% from the start of the year and more than half our insured value outside the State of Florida as of December 31, 2015. Even with over $28 million of net cat losses for the year, we delivered a 12.4% return on equity to our shareholders. We're excited by the resiliency our business model showed during the year, and believe the investments we have made in people, infrastructure, and distribution will continue to bear fruit in the coming year."

Quarterly Financial Results

Net income for the fourth quarter of 2015 was $13.8 million, or $0.64 per diluted share, compared to $11.4 million, or $0.55 per diluted share for the fourth quarter of 2014. The increase in net income was primarily due to increases in gross written premium for the fourth quarter of 2015 compared to the fourth quarter of 2014.

The Company's total gross written premium increased by $30.8 million, or 27.1%, to $144.5 million for the fourth quarter of 2015 from $113.8 million for the fourth quarter of 2014, primarily due to the strong organic growth in new and renewal business generated both in and outside of Florida. The breakdown of the quarter-over-quarter changes in both written and assumed premiums by region is shown in the table below.

	Three Months Ended December 31,
Direct Written and Assumed Premium By Region	2015	2014	Change	Growth %

Florida	$62,153	$59,599	$2,554	4.3%
Gulf	27,633	4,937	22,696	459.7
Northeast	19,940	14,892	5,048	33.9
Southeast	18,226	12,717	5,509	43.3
Total direct written premium by region	127,952	92,145	35,807	38.9
Assumed premium (1)	16,601	21,622	(5,021)	(23.2)
Total gross written premium	$144,553	$113,767	$30,786	27.1%
1 All assumed premiums are written in Florida due to policy assumptions from Citizens Property Insurance Corporation (Citizens).

Loss and LAE increased $14.6 million, or 46.4%, to $46.1 million for the fourth quarter of 2015 from $31.5 million for the fourth quarter of 2014. Loss and LAE expense as a percentage of net earned premiums increased 5.3 points resulting in a net loss ratio of 49.3% for the quarter, compared to a net loss ratio of 44.0% for the same period last year. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the quarter was 31.7%, an increase of 1.1 points from 30.6% during the fourth quarter of 2014.

Policy acquisition costs increased $6.3 million, or 36.9%, to $23.3 million for the fourth quarter of 2015 from $17.0 million for the fourth quarter of 2014. These costs vary directly with changes in gross premiums earned and were generally consistent with the Company's growth in premium production and higher average commission rates outside of Florida.

Operating expenses decreased by $700,000, or 19.9% for the fourth quarter of 2015 to $2.6 million from $3.3 million for the fourth quarter of 2014, primarily due to lower underwriting costs.

General and administrative expenses increased $1.0 million, or 15.0% for the fourth quarter of 2015 to $7.6 million from $6.6 million for the fourth quarter of 2014, primarily due to increases in costs related to the Company's continued growth.

Year-to-Date Financial Results

Net income for the year ended December 31, 2015 was $27.4 million, or $1.28 per diluted share, compared to $41.0 million, or $2.05 per diluted share for the same period last year. The decrease was driven primarily by an increase in the Company's catastrophe losses during 2015 as compared to 2014.

The Company's overall gross written premiums increased by $133.0 million, or 30.4%, to $569.7 million for the year ended December 31, 2015 from $436.8 million for the same period in 2014, primarily due to strong organic growth in new and renewal business outside of Florida. The Company's year-over-year growth in total gross written premiums broken down by region and direct vs. assumed is shown in the following table.

	Year Ended December 31,
Direct Written and Assumed Premium By Region	2015	2014	Change	Growth %

Florida	$314,588	$304,604	$9,984	3.3%
Gulf	91,303	13,034	78,269	600.5
Northeast	73,128	53,348	19,780	37.1
Southeast	69,897	46,783	23,114	49.4
Total direct written premium by region	548,916	417,769	131,147	31.4
Assumed premium (1)	20,820	18,984	1,836	9.7
Total gross written premium	$569,736	$436,753	$132,983	30.4%
1 All assumed premiums are written in Florida due to policy assumptions from Citizens.

Losses and LAE increased $65.0 million, or 55.1% to $183.1 million for the year ended December 31, 2015, from $118.1 million in 2014 primarily due to the growth of policies in-force and increased catastrophe losses in 2015. UPC Insurance experienced $28.9 million of net catastrophe losses during the year.

Policy acquisition costs increased $21.7 million, or 33.1% to $87.4 million for the year ended December 31, 2015 from $65.7 million for the same period in 2014, primarily due to the Company's ongoing growth in gross earned premium.

Operating expenses increased $3.6 million, or 30.4% to $15.3 million for the year ended December 31, 2015 from $11.7 million for the same period in 2014 due to increased costs related to the Company's ongoing growth and continuing expansion into new states.

General and administrative expenses increased $9.9 million, or 49.2%, to $29.9 million for the year ended December 31, 2015, from $20.0 million for the same period in 2014 primarily due to an increase in personnel costs and infrastructure development related to the Company's continued growth and ongoing systems migrations.

Combined Ratio Analysis

The calculation of the Company's underlying loss and combined ratios is shown below.

($ in thousands except ratios)	Three Months Ended				Year Ended
	December 31,				December 31,
	2015	2014	Change		2015	2014	Change
Loss and LAE	$46,078	$31,472	$14,606		$183,108	$118,077	$65,031
% of Gross earned premiums	33.1%	29.2%	3.9	pts	36.3%	29.5%	6.8	pts
% of Net earned premiums	49.3%	44.0%	5.3	pts	54.5%	44.6%	9.9	pts
Less:
Current year catastrophe losses	$2,980	$(145)	$3,125		$28,565	829	$27,736
Prior year reserve (favorable) development	(1,003)	(1,329)	326		(2,368)	(4,037)	1,669
Underlying Loss and LAE*	$44,101	$32,946	$11,155		$156,911	$121,285	$35,626
% of Gross earned premiums	31.7%	30.6%	1.1	pts	31.1%	30.3%	0.8	pts
% of Net earned premiums	47.2%	46.1%	1.1	pts	46.7%	45.8%	0.9	pts
Policy acquisition costs	$23,261	$16,989	$6,272		$87,401	$65,657	$21,744
Operating and underwriting	2,637	3,293	(656)		15,316	11,746	3,570
General and administrative	7,608	6,613	995		29,852	20,007	9,845
Total Operating Expenses	$33,506	$26,895	$6,611		$132,569	$97,410	$35,159
% of Gross earned premiums	24.1%	25.0%	(0.9	) pts	26.3%	24.3%	2.0	pts
% of Net earned premiums	35.9%	37.6%	(1.7	) pts	39.5%	36.8%	2.7	pts
Combined Ratio - as % of gross earned premiums	57.2%	54.2%	3.0	pts	62.6%	53.8%	8.8	pts
Underlying Combined Ratio - as % of gross earned premiums	55.8%	55.6%	0.2	pts	57.4%	54.6%	2.8	pts
Combined Ratio - as % of net earned premiums	85.2%	81.6%	3.6	pts	94.0%	81.4%	12.6	pts
Underlying Combined Ratio - as % of net earned premiums	83.1%	83.7%	(0.6	) pts	86.2%	82.6%	3.6	pts
* Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

UPC Insurance continued to experience favorable reserve development in the current quarter and its historical impact on the Company's net loss and net underlying loss ratios is outlined in the following table.

	Historical Reserve Development
($ in thousands, except ratios)	2011	2012	2013	2014	2015
Prior year reserve development (unfavorable)	$4,158	$(670)	$(4,078)	$4,037	$2,368
Development as a % of earnings before interest and taxes	32.3%	4.3%	11.7%	6.2%	5.6%
Consolidated net loss ratio (LR)	43.1%	47.9%	50.0%	44.6%	54.5%
Prior year reserve unfavorable (favorable) development on LR	(3.9)%	0.6%	2.1%	(1.5)%	(0.7)%
Current year catastrophe losses on LR	—%	3.0%	1.8%	0.3%	8.5%
Underlying net loss ratio*	47.0%	44.3%	46.1%	45.8%	46.7%

*
Underlying Net Loss Ratio is a non-GAAP measure and is reconciled above to the Consolidated Net Loss Ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this document is in the "Definitions of Non-GAAP Measures" section of this document.

Reinsurance Costs as a % of Earned Premium

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the fourth quarter of 2015 were 30.0% of gross premiums earned compared to 30.6% of gross premiums earned for the fourth quarter of 2014. Reinsurance costs for the year ended December 31, 2015 were 30.3% of gross premiums earned compared to 30.7% for the same period last year.

Investment Portfolio Highlights

UPC Insurance's cash and investment holdings totaled $537.5 million at December 31, 2015 compared to $443.0 million at December 31, 2014. UPC Insurance's cash and investment holdings consist of investments in U.S. Government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 87.6% of total investments at December 31, 2015 with a modified duration of 3.9 years compared to 92.4% at December 31, 2014 and a modified duration of 3.8 years.

Book Value Analysis

Book value per share increased 13.9% from $9.75 at December 31, 2014, to $11.11 at December 31, 2015 and underlying book value per share increased 15.5% from $9.56 at December 31, 2014 to $11.04 at December 31, 2015. The increase in the Company's book value per share and underlying book value per share was driven primarily by retained earnings during 2015. The Company's underlying book value per share growth was impacted by the change in accumulated other comprehensive income as shown in the table below.

($ in thousands, except for per share data)	December 31,	December 31,
	2015	2014
Book Value per Common Share
Numerator:
Common shareholders' equity	$239,211	$203,763
Denominator:
Total Shares Outstanding	21,524,348	20,904,414
Book Value Per Common Share	$11.11	$9.75

Book Value per Common Share, Excluding the Impact of Accumulated Other Comprehensive Income
Numerator:
Common shareholders' equity	$239,211	$203,763
Accumulated other comprehensive income	1,620	4,011
Shareholders' Equity, excluding AOCI	$237,591	$199,752
Denominator:
Total Shares Outstanding	21,524,348	20,904,414
Underlying Book Value Per Common Share*	$11.04	$9.56
* Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses and reserve development (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio and prior year development on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these three items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Consolidated net loss ratio excluding the effects of current year catastrophe losses, reserve development (underlying loss ratio) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the consolidated net loss ratio, the effect of current year catastrophe losses on the loss ratio, and the effect of prior year development on the loss ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our consolidated net loss ratio that may be obscured by current year catastrophe losses and prior year development. As discussed previously, these two items can have a significant impact on our consolidated net loss ratio in a given period. The most direct comparable GAAP ratio is our net consolidated Loss and LAE ratio. The underlying loss ratio should not be considered as a substitute for net consolidated loss ratio and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders' equity after excluding accumulated other comprehensive income by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    February 18, 2016 - 9:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q4-2015

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential and commercial property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. Our insurance affiliates write and service property and casualty insurance in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, North Carolina, Rhode Island, South Carolina and Texas and are licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire, New York and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release, conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and quarterly report on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
REVENUE:
Gross premiums written	$144,553	$113,767	$569,736	$436,753
Increase in gross unearned premiums	(5,235)	(6,157)	(65,521)	(36,058)
Gross premiums earned	139,318	107,610	504,215	400,695
Ceded premiums earned	(45,863)	(36,088)	(168,257)	(135,845)
Net premiums earned	93,455	71,522	335,958	264,850
Investment income	2,487	1,904	9,212	6,795
Net realized gains (losses)	515	4	827	(20)
Other revenue	3,570	2,742	11,572	8,605
Total revenues	$100,027	$76,172	$357,569	$280,230
EXPENSES:
Losses and loss adjustment expenses	46,078	31,472	183,108	118,077
Policy acquisition costs	23,261	16,989	87,401	65,657
Operating expenses	2,637	3,293	15,316	11,746
General and administrative expenses	7,608	6,613	29,852	20,007
Interest expense	94	85	326	410
Total expenses	79,678	58,452	316,003	215,897
Income before other income	20,349	17,720	41,566	64,333
Other income	2	61	294	77
Income before income taxes	20,351	17,781	41,860	64,410
Provision for income taxes	6,549	6,387	14,502	23,397
Net income	$13,802	$11,394	$27,358	$41,013
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(1,348)	1,966	(3,070)	6,367
Reclassification adjustment for net realized investment (gains) losses	(515)	(4)	(827)	20
Income tax (expense) benefit related to items of other comprehensive income	720	(758)	1,506	(2,468)
Total comprehensive income	$12,659	$12,598	$24,967	$44,932

Weighted average shares outstanding
Basic	21,288,545	20,751,031	21,218,233	19,933,652
Diluted	21,526,042	20,904,956	21,452,540	20,045,907

Earnings per share
Basic	$0.65	$0.55	$1.29	$2.06
Diluted	$0.64	$0.55	$1.28	$2.05

Dividends declared per share	$0.05	0.04	0.20	0.16

Consolidated Balance Sheets
In thousands

	December 31, 2015	December 31, 2014
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$396,698	$352,630
Equity securities - common and preferred	50,806	25,987
Other investments	5,210	3,010
Total investments	$452,714	$381,627
Cash and cash equivalents	84,786	61,391
Accrued investment income	2,915	2,239
Property and equipment, net	17,135	8,022
Premiums receivable, net	41,170	31,369
Reinsurance recoverable on paid and unpaid losses	2,961	2,068
Prepaid reinsurance premiums	79,399	63,827
Goodwill	3,413	—
Deferred policy acquisition costs	46,732	31,925
Other assets	8,796	1,701
Total Assets	$740,021	$584,169
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$76,792	$54,436
Unearned premiums	304,653	229,486
Reinsurance payable	64,542	45,254
Other liabilities	42,470	37,701
Notes payable	12,353	13,529
Total Liabilities	$500,810	$380,406
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 21,736,431 and 21,116,497 issued; 21,524,348 and 20,904,414 outstanding for 2015 and 2014, respectively	2	2
Additional paid-in capital	97,163	82,380
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	1,620	4,011
Retained earnings	140,857	117,801
Total Stockholders' Equity	$239,211	$203,763
Total Liabilities and Stockholders' Equity	$740,021	$584,169